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                                                                    Exhibit 99.4

VirtualFund Hires Two Independent Investigators to Examine E-Business Strategy, Trace Relayed Party Transactions

    MINNEAPOLIS, Dec. 5 /PRNewswire/ -- VirtualFund.com, Inc. (Nasdaq: VFND) announced today that the company has engaged two independent consulting firms, PricewaterhouseCoopers LLP and Matrix Associates, Inc. to conduct separate investigations and evaluations.
    PricewaterhouseCoopers will conduct an investigation of the company's use of cash since the sale of its high-speed color printer and printer software business for $47 million last June. The national consulting and accounting firm will also examine related party transactions involving VirtualFund's suspended CEO, president and founder, Melvin Masters. As of November 22, 2000, the day of Masters' suspension, the company's cash and cash equivalents were $19 million, down from approximately $30.2 million, at September 30, 2000.
    Matrix Associates, a business consulting firm that specializes in valuations of mergers and acquisitions and analysis of business operations and strategies has completed an evaluation of the business transactions entered into by Masters which resulted in Masters' suspension. Matrix is proceeding with an evaluation of the Company's business-to-business strategy that VirtualFund has been focusing on since the sale of its printer business. Investments made in pursuit of that strategy have significantly reduced the company's cash position over the past five months but have produced virtually no revenues.
    Timothy Duoos, vice chairman of VirtualFund's board of directors, said the investigations have already begun and that the directors are reviewing Matrix' conclusions respecting the business transaction in question as well as looking forward to the results of the remaining examinations which are expected be completed in the near future, when the board expects to receive full reports from both PricewaterhouseCoopers and Matrix Associates.
    The company also announced that in a prior action, the board appointed Timothy Demers Acting Chief Technical Officer, and Ronald Schlege Acting Executive Vice President of Business and Operations. Demers has been managing director of Virtual Fund's Rymatics Software operation, based in Tulsa, Okla. He has 10 years of experience as a software engineer, systems architect and chief technology officer. Schlegel joined the company in October as vice president of product development. Previously, he co-founded a national business to-business application service provider company as well as a national business-to-business medical e commerce and information company.


SOURCE VirtualFund.com, Inc.